UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 2, 2021

CTO REALTY GROWTH, INC.

(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-11350

Maryland	59-0483700
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1140 N. Williamson Blvd., Suite 140, Daytona Beach, Florida 32114

(Address of Principal Executive Offices, including Zip Code)

(386) 274-2202

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, $0.01 par value per share	CTO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On April 2, 2021, Bluebird Arrowhead Phoenix LLC (“Bluebird Phoenix”), Golden Arrow Clermont FL LLC (“Golden Arrow Clermont”), Bluebird Germantown MD LLC (“Bluebird Germantown”), Golden Arrow Charlotte NC LLC (“Golden Arrow Charlotte”), CTLC Golden Arrow Katy LLC (“Golden Arrow Katy”), and Bluebird Renton WA LLC (“Bluebird Renton” and, together with Bluebird Phoenix, Golden Arrow Clermont, Bluebird Germantown, Golden Arrow Charlotte and Golden Arrow Katy, the “Sellers”), all of which are subsidiaries of CTO Realty Growth, Inc. (“CTO”), entered into a Purchase and Sale Agreement (the “PSA”) with Alpine Income Property OP, LP (the “Operating Partnership”), the operating partnership subsidiary of Alpine Income Property Trust, Inc. (“PINE”), for the sale of six retail net lease properties (the “Properties”). The terms of the PSA provide that the total purchase price for the Properties will be $45.0 million. There can be no assurance at this time that the Sellers will in fact complete the sale of any or all of the Properties.

CTO is the parent company of PINE’s external manager and owns approximately 23.5% of PINE’s outstanding equity, including units of limited partnership interest in the Operating Partnership. On November 26, 2019, CTO entered into an exclusivity and right of first offer agreement (the “Exclusivity and ROFO Agreement”) with PINE. Pursuant to the Exclusivity and ROFO Agreement, among other things, CTO agreed that neither CTO nor any of its affiliates will enter into any agreement with any third party for the purchase and/or sale of any single-tenant, net leased property without first offering PINE the right to purchase such property. The entry into the PSA is a result of PINE exercising its right to purchase the Properties under the Exclusivity and ROFO Agreement.

The deposit under the PSA is $1.0 million (the “Deposit”). The Deposit is refundable to PINE pursuant to the terms of the PSA during an inspection period. If the PSA is not terminated by the end of the inspection period by PINE, the Deposit will become non-refundable.

Pursuant to the PSA, PINE and the Sellers agreed that, at closing, PINE will assume that certain Loan Agreement by and among CTO, the Sellers, and Wilmington Trust, National Association, as trustee, for the benefit of the registered holders of WFRBS Commercial Mortgage Trust 2014-C24, Commercial Mortgage Pass-Through Certificates, Series 2014-C24, dated September 30, 2014, as amended and assigned (the “Loan Agreement”). The outstanding balance of this loan is approximately $30.0 million, and the loan bears a fixed interest rate of 4.33%. The loan matures in October 2034 but is prepayable without penalty beginning in October 2024. During the inspection period, the Sellers and PINE will negotiate the terms of PINE’s assumption of the debt (as defined in the Loan Agreement). At closing, the Sellers and PINE will enter into an assignment and assumption of the Loan Agreement. In the event that the special servicer does not consent to the transfer of the Properties and PINE’s assumption of the debt, PINE will have the right to terminate the PSA and the Deposit will be returned to PINE.

Certain closing conditions must be met before or at the closing and are not currently satisfied. They include, but are not limited to, the satisfaction of the conditions that all representations and warranties of the parties contained in the PSA must be true and correct as of the closing and that the parties have performed all covenants, agreements and obligations required to be performed by them under the PSA. It is also a condition to PINE’s obligation to close under the PSA that: (a) the leases at the Properties be in full force and effect without the existence of any default by the Sellers or the tenants and without the existence of any event which with the giving of notice or the lapse of time, or both, is an event of default under the leases and (b) no tenant shall have filed for bankruptcy protection or initiated insolvency proceedings. Accordingly, as of the date of this Current Report on Form 8-K and until the closing of the purchase of the Properties, there can be no assurance that the Sellers will sell any or all of the Properties.

In addition, on April 6, 2021, a subsidiary of CTO entered into a separate purchase and sale agreement with PINE, for the sale of one single-tenant, net leased property (the “Single Property”) for a purchase price of approximately $11.0 million (the “April 6 PSA”).  The April 6 PSA was also entered into as a result of PINE exercising its right to purchase the Single Property under the Exclusivity and ROFO Agreement.  The sale of the Single Property is subject to certain closing conditions that are not currently satisfied, and there can be no assurance that the sale of the Single Property will be completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2021	CTO Realty Growth, Inc.

	By:	/s/Matthew M. Partridge
Matthew M. Partridge,
Senior Vice President, Chief Financial Officer and
Treasurer